SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. N/A)

Filed by the registrant ☒   Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FLAG FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2006

To the Shareholders of Flag Financial Corporation:

The 2006 Annual Meeting of Shareholders of Flag Financial Corporation (the “Company”) will be held at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305 on June 7, 2006 at 1:00 p.m., for the purposes of:

(1) Electing six directors to serve for the terms indicated in the accompanying Proxy Statement;

(2) Amending our articles of incorporation to authorize an additional 20 million shares of common stock;

(3) Ratifying the appointment of Porter Keadle Moore, LLP as the Company’s independent accountants for fiscal 2006;

(4) Ratifying and approving modifications to certain warrants to purchase our common stock; and

(5) Transacting any other business as properly may come before the Annual Meeting or any adjournments of the meeting.

The Board of Directors has set March 31, 2006, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting.

I hope that you will be able to attend the Annual Meeting. If you plan to attend, please mark the appropriate box at the bottom of your proxy card so that we can make proper arrangements for the anticipated number of guests. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy card as soon as possible. Returning your proxy will help insure the greatest number of shareholders is present either in person or by proxy. If you attend the Annual Meeting and wish to vote your shares in person, you may do so at any time before the vote takes place.

By Order of the Board of Directors,

Joseph W. Evans

Chairman of the Board, President and

Chief Executive Officer

Atlanta, Georgia

April 26, 2006

Please read the attached Proxy Statement and then promptly complete, date, sign and return the enclosed proxy card in the postage-paid envelope. You can spare your company the expense of further proxy solicitation by returning your proxy card promptly.

FLAG FINANCIAL CORPORATION

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 7, 2006

INTRODUCTION

Time and Place of the Meeting

The Company’s Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the 2006 Annual Meeting of Shareholders of the Company to be held on June 7, 2006 at 1:00 p.m. local time at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305 and at any adjournment of the meeting.

Record Date and Mailing Date

The close of business on March 31, 2006 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this Proxy Statement and accompanying proxy card to shareholders on or about April 26, 2006.

Number of Shares Outstanding

As of the close of business on the Record Date, the Company had 20,000,000 shares of Common Stock, $1.00 par value, authorized, of which 16,892,973 shares were outstanding. Each outstanding share is entitled to one vote on all matters to be presented at the meeting.

VOTING AT THE ANNUAL MEETING

Procedures for Voting by Proxy

The accompanying proxy card is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. You should specify your choices with regard to the proposals on the proxy card. If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on your proxy card.

If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, the shares represented by your signed and dated proxy card will be voted FOR the election of the stated nominees to the board of directors, FOR the proposed amendment to our articles of incorporation, FOR the ratification of our independent accountants and FOR the proposed warrant agreement modifications. If any nominee for election to the board of directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the nominating committee of the board of directors. If any other matters as to which we do not have reasonable notice prior to the Annual Meeting properly come before the Annual Meeting, the persons named as proxies will vote upon the matters according to their judgment. The Board of Directors is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

Revoking Your Proxy

Returning your proxy does not affect your right to vote in person if you attend the Annual Meeting. You can revoke your proxy at any time before it is voted by delivering to J. Daniel Speight, Secretary of the Company, at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Only those votes actually cast for the election of a director, however, will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected. To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the board of directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. We do not know of any competing nominees. The proposal to amend our articles of incorporation requires approval by the holders of a majority of the outstanding shares entitled to vote on the amendment, while the ratification of our independent accountants, the ratification and approval of the warrant agreement modifications and the approval of any other matter that may properly come before the Annual Meeting generally requires that more votes be cast in favor of the proposal than against it.

Abstentions. A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter, but will have the effect of votes against the proposal to amend the articles of incorporation because that proposal requires approval by a majority of the outstanding shares, regardless of whether they are represented at the meeting. They will not, however, affect the outcome of the other proposals brought before the meeting.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposals but no vote on one or more other proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Broker votes are permitted in connection with uncontested elections of directors and proposals to ratify the appointment of independent accountants, but are not permitted in connection with non-discretionary matters such as the approval of the proposed amendment to the articles of incorporation or of the proposed warrant agreement modifications. They will have the effect of votes against that proposal because it requires approval by a majority of the outstanding shares, regardless of whether they are represented at the meeting. They will not, however, affect the outcome of the other proposals brought before the meeting.

Solicitation of Proxies

The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Bylaws prescribe that our Board of Directors consist of six to 12 directors, with the specific number within that range to be set by the Board. The Board has set the number of directors at 12, which includes the six nominees and six remaining incumbents named in this Proxy Statement.

The Board of Directors includes a Chairman and three Vice Chairmen. The Board has determined that the following current directors and director nominees are independent pursuant to Nasdaq Stock Market listing standards: William H. Anderson, II; H. Speer Burdette, III; David R. Hink; John D. Houser; Quill O. Healey; James W. Johnson; and Richard T. Smith. The Board is divided into three classes, which are as nearly equal in number as possible. Each class of directors serves staggered three-year terms. As a result, the term of office of one of the classes of directors expires each year at the Annual Meeting of Shareholders, and a new class is elected by the shareholders each year at that time.

Nominees

At this Annual Meeting, the terms of the current Class III directors will expire. We are also required under Georgia law to propose for election the directors in other classes who were appointed to fill vacancies on our Board of Directors under the terms of our recent merger with First Capital Bancorp (“First Capital”). The Nominating Committee of the Board of Directors, which consists of independent, non-management directors, has nominated each of the directors listed below to stand for election as directors at the Annual Meeting. If elected by the shareholders, each of the nominees will serve a three-year term that will expire at the 2009 Annual Meeting of Shareholders and upon the election and qualification of their successors. The Class III Director nominees are:

William H. Anderson, II

H. Speer Burdette, III

J. Thomas Wiley, Jr.

H. N. Padget

In addition, the Nominating Committee has nominated each of the following directors, who were appointed in connection with the First Capital merger, to stand for election as directors in the indicated classes for the indicated terms:

Richard T. Smith	Class I, for a term expiring at the 2007 Annual Meeting of Shareholders
David R. Hink	Class II, for a term expiring at the 2008 Annual Meeting of Shareholders

Proxies cannot be voted for a greater number of persons than the nominees named. If any of the nominees should be unavailable to serve for any reason (which we do not anticipate), the Nominating Committee of the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee or nominees). Alternatively, the Board may allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located or by resolution provide for a lesser number of directors.

The Board of Directors unanimously recommends that shareholders vote FOR the proposal to elect each of the director nominees described above.

Information Regarding Nominees and Continuing Directors

The following table shows information regarding the nominees to serve as directors, as well as the incumbent directors whose terms as directors will continue following the Annual Meeting. Messrs. Doughty, Evans, Houser, Speight and Wiley will also serve as directors of Flag Bank, a wholly-owned subsidiary of the Company. Except as otherwise indicated, each of the named persons has been engaged in his present principal occupation for more than five years. The ages shown are as of December 31, 2005.

Class III Director Nominees

For a Term Expiring in 2009

Name	Age	Business Information
William H. Anderson, II	68	Mr. Anderson is Chairman and Chief Executive Officer of Southern Trust Corporation and various subsidiaries. He also served as Chairman of Century South Banks, Inc. from 1997 to January 2002 and served as Chairman of Bank Corporation of Georgia prior to its 1997 merger into Century South.

H. Speer Burdette, III	53	Since January 2003, Mr. Burdette has been President and General Manager of Callaway Foundation, Inc. and the Fuller E. Callaway Foundation and President of Charitable Services Company. He was previously an owner, director, Vice President and Treasurer of J.K. Boatwright & Co., P.C., an accounting firm in LaGrange, Georgia. He has served as a director of the Company since 1994.

J. Thomas Wiley, Jr.	53	Mr. Wiley has served as the Company’s Vice Chairman and Chief Banking Officer since November 2002. He served as its Executive Vice President and Chief Banking Officer from February 2002 to November 2002 and has served as President and Chief Executive Officer of Flag Bank since February 2002. He also currently serves as Vice Chairman of the Bank. From 1999 to January 2002, he served as Executive Vice President and Chief Banking Officer of Century South Banks, Inc. He served as President and Chief Executive Officer of AmeriBank, N.A., a subsidiary of Century South Banks, Inc., from 1990 to 1999. Mr. Wiley served in various capacities with Bank Corporation of Georgia from 1982 to 1990 and with C&S National Bank from 1975 to 1982.

H. N. Padget	49	Mr. Padget has served as Executive Vice President of the Company and President of the Bank since November 2005. From 1997 to November 2005, he was President and Chief Executive Officer of First Capital Bancorp, Inc. and its predecessor. Mr. Padget has been a banker in metropolitan Atlanta for more than 25 years and has served in various management positions throughout his career.

Class II Directors and Nominees

For a Term Expiring in 2008

Name	Age	Business Information
Stephen W. Doughty	54	Mr. Doughty has served as the Company’s Vice Chairman and Chief Risk Management Officer since November 2002 and as its Executive Vice President and Chief Risk Management Officer from February 2002 to November 2002. At the Bank level, he serves as Vice Chairman and Chief Risk Management Officer. He served as Chief Financial Officer and Chief Risk Management Officer of Century South Banks, Inc. from 2000 to January 2002 and as its Executive Vice President and Chief Credit Officer from 1997 to January 2002. Mr. Doughty served as Executive Vice President of Bank Corporation of Georgia from 1989 until its merger into Century South in 1997.

John D. Houser	57	Mr. Houser is a partner with Miller Ray & Houser LLP, a certified public accounting firm located in Atlanta, Georgia. He has headed its business valuation and litigation services team since 1992, with prior service at the firm from 1981 to 1986. From 1986 to 1992, he was involved in real estate development, and from 1974 to 1981, he was a tax manager with Arthur Andersen & Co. He has served as a director of the Company since 2004 and as a director of Flag Bank since 2003.

James W. Johnson	64	Mr. Johnson is owner and President of McCranie Motor and Tractor Company, Inc., a retail seller of tractors and implement equipment in Unadilla, Georgia. Mr. Johnson has served as a director of the Company since 1998. He is the former Chairman of the Board of Middle Georgia Bankshares, Inc. and served as the Chairman of the Board of Citizens Bank from 1999 until December 2000. He currently serves as a director of Taylor Regional Hospital in Hawkinsville, Georgia and Rock Tenn Corporation in Norcross, Georgia.

David R. Hink	57	Mr. Hink has been the Managing Principal of Strategic Solutions Resources, LLP, a strategy development and merger and acquisition consulting firm, since December 1996. Mr. Hink also serves as Chief Executive Officer of Southern Retirement Services, a senior care company, as Chief Financial Officer and a director of Cenergie, a fuel cell manufacturing company, as Vice Chairman and a director of Enercom, a software company, and as a director of Cobb Energy, an energy utility and services company. Mr. Hink is the former Chairman of the Board of First Capital Bancorp and First Capital Bank.

Class I Directors and Nominees

Term Expires in 2007

Name	Age	Business Information
Joseph W. Evans	56	Mr. Evans has served as the Company’s Chairman and Chief Executive Officer since February 2002 and was additionally appointed as its President in November 2002. From 1997 to January 2000, he served as President, Chief Operating Officer and Chief Financial Officer of Century South Banks, Inc. and as its President and Chief Executive Officer from January of 2000 to January of 2002. He was previously employed by Bank Corporation of Georgia from 1980 to 1997, serving as President and Chief Executive Officer from 1984 to 1997, at which time it merged with Century South Banks, Inc.

Quill O. Healey	66	Mr. Healey is Managing Director of Healey Investment Management Company, LLC, an investment holding company. He is a director of Assurance America Corporation and of Southern Trust Corporation in Atlanta, Georgia. Previously, Mr. Healey served as Chairman of Marsh USA, Inc. from 1998 until his retirement in November of 2001.

J. Daniel Speight	48

Mr. Speight has served as the Company’s Vice Chairman since November 2002 and as its Chief Financial Officer and Secretary since July 2002. From February 2002 to November 2002, he also served as President of the Company. At the Bank level, he served as Chairman from February 2002 until April 2003.

Mr. Speight served as Chief Executive Officer of the Company and President and Chief Executive Officer of Flag Bank from 1998 to February 2002. He also served as the Company’s President from 1998 to 2000.

Mr. Speight served as Chief Executive Officer and as a director of Middle Georgia Bankshares, Inc. from 1989 until 1998, when Middle Georgia Bankshares, Inc. merged with the Company. Mr. Speight has served as a director of the Company since 1998 and as a director of Flag Bank or a predecessor of Flag Bank since 1984.

Mr. Speight also served in various executive positions for Citizens Bank beginning in 1984, including President and Chief Executive Officer, and served as the Chief Executive Officer of First Flag Bank from 1999 until December 2000, when First Flag Bank and Citizens Bank merged. Mr. Speight is also a director of Regan Holding Corp. in Petaluma, California.

Richard T. Smith	59	Mr. Smith formed his own law firm in 1981 and is managing partner of Smith, Ronick & Corbin, L.L.C., Atlanta, Georgia, concentrating in real estate law. From 1974 to 1981, he was an attorney with Hansell & Post, Atlanta, Georgia, and from 1970 to 1974, he was employed as a title examiner with that firm.

Executive Officers

Messrs. Doughty, Evans, Padget, Speight and Wiley are also executive officers of the Company. Please see “Information Regarding Nominees and Continuing Directors” above for information about their titles, background and experience.

On February 13, 2006, we designated the following additional persons as executive officers:

Kim M. Childers. Mr. Childers has served as Executive Vice President and Chief Credit Officer of Flag Bank since February 2002. Prior to then he was employed by CenturySouth Bank as Regional President. Having began his employment with CenturySouth Bank in 1988 as Community Bank President in Fort Valley, Georgia, Mr. Childers held various positions with the company during his tenure there. He began his banking career in 1986 with Trust Company Bank in Macon, Georgia, where he was Vice President/Commercial Lending Supervisor.

James A. LaHaise. Mr. LaHaise has served as our Executive Vice President and Chief Revenue Officer since 2003. He served as the Regional President of the west Georgia region for Flag Bank from 2001, when he joined the Company, until 2003. Before joining Flag, Mr. LaHaise worked for CenturySouth Bank, where he served as President of the Central Georgia Bank. He started working with CenturySouth Bank in 1996 as a Senior Vice President in Savannah, Georgia. Mr. LaHaise started his banking career with Barnett Bank in 1986 and served in various retail and commercial roles with Barnett Bank and First Union Bank.

Management Stock Ownership

The following table lists the number and percentage ownership of shares of common stock beneficially owned as of March 1, 2006 by each director and director nominee of the Company, each executive officer named in the Summary Compensation Table, all current executive officers and directors as a group and each person known to management to own over five percent of the Company’s outstanding common stock, based solely on reports on Schedule 13D or 13G filed with the Securities and Exchange Commission. Information relating to beneficial ownership of Company common stock is based upon “beneficial owner” concepts set forth in rules under the Securities and Exchange Act of 1934, as amended. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power” or “investment power” over the security. Voting power includes the power to vote or to direct the voting of the security, and investment power includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.

	Name	Amount and Nature of Beneficial Ownership		Percent of Total (%)
(a)	Directors, Director Nominees and Named Executive Officers

	William H. Anderson, II	512,925	(1)	3.0
	H. Speer Burdette, III	37,563	(2)	*
	Stephen W. Doughty	356,974	(3)	1.9
	Joseph E. Evans	405,981	(4)	2.2
	Quill O. Healey	15,000	(5)	*
	David R. Hink	67,204	(6)	*
	John Houser	15,000	(7)	*
	James W. Johnson	172,128	(8)	*
	H. N. Padget	147,222	(9)	*
	Richard T. Smith	371,782	(10)	2.2
	J. Daniel Speight	484,227	(11)	1.7
	J. Thomas Wiley, Jr.	356,178	(12)	1.9

(b)	Other 5% Shareholders

	Terry Maltese	1,029,100	(13)	6.1

(c)	Current Directors and Executive Officers as a group (14 persons)	3,344,969	(14)	19.3

*	Represents less than one percent.

(1)	Consists of (a) 162,625 shares held by Mr. Anderson, (b) 3,000 shares held by his spouse, (c) 308,000 shares held by Southern Trust Insurance Company, a controlled business entity, (d) 24,500 shares held by trusts, (e) 9,800 shares held by VHA Partners, a controlled business entity, and (f) 5,000 shares subject to options exercisable within 60 days.
(2)	Consists of (a) 4,775 shares held by Mr. Burdette, (b) 6,689 shares held in Individual Retirement Accounts for the benefit of Mr. Burdette, and (c) 26,099 shares subject to options exercisable within 60 days.
(3)	Consists of (a) 306,250 shares held by Mr. Doughty, (b) 1,450 shares held jointly with his spouse, as to which beneficial ownership is shared, (c) 7,454 shares held in his IRA, (d) 3,989 shares held in his 401(k) plan account, and (e) 37,831 shares subject to options exercisable within 60 days.
(4)	Consists of (a) 368,150 shares held by Mr. Evans and (b) 37,831 shares subject to options exercisable within 60 days.
(5)	Consists of (a) 10,000 shares held by Healey Investment Management, LLC, a controlled business entity, and (b) 5,000 shares subject to options exercisable within 60 days.
(6)	Consists of (a) 43,204 shares held by Mr. Hink and (b) 24,000 shares subject to options exercisable within 60 days.
(7)	Consists of (a) 5,600 shares held in an Individual Retirement Account for the benefit of Mr. Houser, (b) 3,000 shares held by his spouse, (c) 1,400 shares held in a retirement account, and (d) 5,000 shares subject to options exercisable within 60 days.
(8)	Consists of (a) 70,377 shares held by Mr. Johnson, (b) 2,716 shares held by Mr. Johnson’s spouse, (c) 84,010 shares held by McCranie Companies, Inc. Profit Sharing Plan for the benefit of Mr. Johnson, (d) 1,668 shares as custodian for grandchildren, and (e) 13,357 shares subject to options exercisable within 60 days.
(9)	Consists of (a) 46,214 shares held by Mr. Padget, (b) 9,600 shares held by his children, (c) 7,120 shares held in retirement accounts and (d) 84,288 shares subject to options exercisable within 60 days.
(10)	Consists of 371,782 shares held by Mr. Smith’s spouse.
(11)	Consists of (a) 208,450 shares held by Mr. Speight, (b) 5,000 shares held by Mr. Speight as trustee for Patricia Ruth Davis, (c) 3,500 shares held by Mr. Speight as trustee for Anna Davis, (d) 1,677 shares held by Mr. Speight as custodian for Alex Speight, (e) 1,677 shares held by Mr. Speight as custodian for J. Daniel Speight, III, (f) 7,371 shares held in an Individual Retirement Account for the benefit of Mr. Speight, (g) 39,917 shares held by Sp8Co., Inc. as to which beneficial ownership is shared, (h) 23,304 shares issued pursuant to the Company’s 401(k) Plan, and (i) 193,331 shares subject to options exercisable within 60 days.
(12)	Consists of (a) 310,855 shares held by Mr. Wiley, (b) 300 shares held as custodian for J. T. Wiley, III, (c) 300 shares held as custodian for James Wiley, (d) 6,892 shares held in his 401(k) plan account, and (e) 37,831 shares subject to options exercisable within 60 days.
(13)	All of the indicated shares are beneficially owned by Terry Maltese in his capacity as President of SOAM Holdings, LLC (“Holdings”) and Sandler O’Neill Asset Management LLC (“SOAM”). Holdings beneficially owns an aggregate of 630,160 shares of common stock in its capacity as general partner of Malta Partners, L.P. (“MP”) (55,180 shares), Malta Hedge Fund, L.P. (“MHF”) (52,860 shares), Malta Hedge Fund II, L.P. (“MHFII”) (289,520 shares) and Malta MLC Fund, L.P. (“MLC”) (232,600 shares). SOAM also beneficially owns the 630,160 shares listed above in its capacity as the management company for the indicated funds. It also beneficially owns an aggregate of 398,940 shares of common stock in its capacity as investment manager for Malta Offshore, Ltd. (“MO”) (193,440 shares) and Malta MLC Offshore, Ltd. (“MLCO”) (205,500 shares). The address of the principal offices of each of MP, MHF, MHFII, MLC, Holdings and SOAM and the business address of Mr. Maltese is c/o Sandler O’Neill Asset Management, LLC, 780 Third Avenue, 5th Floor, New York, New York, 10017. The address of the principal office of MO and MLCO is c/o BYSIS Hedge Fund Services (Cayman) Limited, P. O. Box 30362 SMB, Harbour Centre, Third Floor, George Town, Grand Cayman, Cayman Islands, British West Indies.
(14)	Includes 503,652 shares subject to options exercisable within 60 days.

Meetings and Committees of the Board of Directors

The Board of Directors of the Company conducts its business through meetings of the full Board and through joint committees of the Boards of Directors of the Company and its subsidiary bank. The Company’s committees include an Audit and Exam Committee, a Benefits and Compensation Committee, an Executive Management Committee and a Nominating Committee. During 2005, the Board of Directors held 14 meetings, including seven by unanimous written consent; the Audit and Exam Committee held seven meetings and the Benefits and Compensation Committee held two meetings. The Executive Management Committee met on approximately a weekly basis. The Nominating Committee met once by unanimous written consent. During 2005, each director attended at least 75% of all meetings of the full Board of Directors and of each committee of the Board of which he is a member.

Audit and Exam Committee. The Audit and Exam Committee is responsible for engaging, overseeing and compensating the Company’s independent auditors, pre-approving all allowable audit services, reviewing with the Company’s independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviewing and approving related party transactions; reviewing the scope and results of the Company’s internal auditing procedures; consulting with the independent accountants and management with regard to the Company’s accounting methods and the adequacy of the Company’s internal accounting controls; reviewing the independence of the independent accountants; and reviewing the range of the independent accountants’ audit and non-audit fees. Audit and Exam Committee members are William H. Anderson, II, H. Speer Burdette, III, Quill O. Healey, David R. Hink and James W. Johnson. John D. Houser and Richard T. Smith served on the Audit and Exam Committee from February 2004 and December 2005, respectively, until their resignations from the committee on April 5, 2006.

The Board of Directors has determined that each Audit and Exam Committee member is independent in accordance with the recently amended Nasdaq Stock Market listing standards and applicable Securities and Exchange Commission (“SEC”) regulations. None of the members of the Audit and Exam Committee has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. The Board has also determined that H. Speer Burdette, III meets the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that all of the Committee members are financially sophisticated.

Benefits and Compensation Committee. The Benefits and Compensation Committee of the Board of Directors of the Company establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers and awards stock-based compensation to executive officers and employees of the Company. The committee generally is responsible for the compensation and benefit plans for all employees and is directly accountable for establishing compensation and benefit plans, and payment and awards under those plans, for the Company’s senior executives. In carrying out these responsibilities, the committee reviews the design of all compensation and benefit plans applicable to executive officers, determines base salaries, reviews incentive plan performance measures, establishes incentive targets, approves cash incentive awards based on performance, grants stock options and other long-term incentives, and monitors the administration of the various plans.

Benefits and Compensation Committee members are William H. Anderson, II, H. Speer Burdette, III, Quill O. Healey, David R. Hink, John D. Houser and James W. Johnson. All of the committee members are independent directors in accordance with Nasdaq Stock Market listing standards.

Executive Management Committee. The Executive Management Committee meets approximately weekly and reviews the Company’s financial reports and takes actions as to matters arising between scheduled board meetings that are not reserved for action by the full Board or a specific committee. Executive Management Committee members are Stephen W. Doughty, Joseph W. Evans, H. N. Padget, J. Daniel Speight and J. Thomas Wiley, Jr.

Nominating Committee. The Nominating Committee identifies individuals qualified to become directors of the Company and selects or recommends to the Board the director nominees for the next annual shareholders’

meeting. The Committee consists of William H. Anderson, II, H. Speer Burdette, III, Quill O. Healey, John D. Houser and James W. Johnson. All of the committee members are independent directors in accordance with Nasdaq Stock Market listing standards. The Committee has a charter that is available for review on the Company’s website at www.flagbank.com.

Audit and Exam Committee Report

The Audit and Exam Committee reports as follows with respect to the audit of the Company’s 2005 audited consolidated financial statements.

•	The Committee has reviewed and discussed the Company’s 2005 audited consolidated financial statements with the Company’s management;

•	The Committee has discussed with the independent auditors, Porter Keadle Moore, LLP, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•	The Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1, which relates to the auditor’s independence from the corporation and its related entities, and has discussed with the auditors the auditors’ independence from the Company; and

•	Based on review and discussions of the Company’s 2005 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2005 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

April 6, 2006	H. Speer Burdette, III, Chairman
William H. Anderson, II
Quill O. Healey
David R. Hink
James W. Johnson

Audit and Exam Committee Charter

The Audit and Exam Committee has adopted a written charter and reviews and approves any changes to the charter at least annually. No changes were made to the Committee’s current charter since its adoption in 2004.

Director Compensation

Directors’ Fees. Non-employee members of the Board of Directors receive $5,000 per quarter, which includes all board meetings and assigned committee meetings for the Company’s and Flag Bank’s boards. The Company paid a total of $100,000 in directors’ fees in 2005. Directors who are employees of the Company or its subsidiaries do not receive directors’ fees.

Equity Compensation. Directors are eligible to receive equity-based compensation under our 2004 Equity Incentive Plan. None of our non-employee directors received grants under that plan during 2005. Grants to employee directors are shown in the “Executive Compensation—Option Grants in Last Fiscal Year” table.

Director Indexed Fee Continuation Programs. Messrs. Speight and Johnson participate in the Citizens Bank Director Indexed Fee Continuation Program, and Mr. Burdette participates in the First Federal Director Indexed Fee Continuation program, which contains substantially similar provisions. Both plans are now sponsored by Flag Bank and provides retirement benefits to the participants and death benefits to their designated beneficiaries. Under each program, a predecessor of Flag Bank purchased split-dollar whole life insurance contracts on the lives of each of the participating directors. Flag Bank retains the tax-free build-up of cash surrender value in the policies up to the after-tax opportunity costs for premiums paid on the policies. Any remaining earnings from the policies are accrued to deferred compensation liability accounts for the directors. The earnings in a director’s account are payable in ten annual installments commencing 30 days following the director’s retirement as a director. In the event the insurance contracts fail to produce positive returns, Flag Bank has no obligation to contribute to the programs. As of December 31, 2005, accrued earnings payable upon retirement were:

Mr. Burdette	$34,494
Mr. Johnson	$52,819
Mr. Speight	$62,191

First Capital Supplemental Retirement Plan. Messrs. Hink and Padget have supplemental retirement agreements with us in our capacity as successor to First Capital Bank. Each agreement entitles the participant to receive supplemental retirement benefits from and after his retirement at or after age 65 until death. In the event he is terminated, resigns or is removed prior to age 65 for any reason other than cause, some or all of the benefits become payable, depending upon the circumstances of the departure and whether he is an executive officer or serves only as a director. In the event he is terminated, resigns or is removed for any reason other than for cause following a change of control in either the Company or First Capital Bank, he is entitled to receive the benefits promised under the agreement as if he had been continuously employed by the Company or First Capital Bank until age 65. The amount of his retirement benefit is determined by various formulae tied to the after-tax income attributable to specified insurance contracts, as described by the terms of his agreement. As of December 31, 2005, Mr. Hink’s accrued benefit was $120,740 and Mr. Padget’s accrued benefit was $162,127.

Life Insurance Benefits. Messrs. Hink and Padget are entitled to share in the death benefit proceeds payable under life insurance policies owned by us as successor to First Capital Bank. The policies were purchased as a means of facilitating the discharge of the obligations incurred under the supplemental retirement agreements described above. These arrangements are reflected by individual split dollar agreements providing for the payment of up to 90% of the death benefit proceeds from the policy insuring the life of the participant, less cash surrender value, to the beneficiary or beneficiaries designated by the participant. The death benefits are not payable if the participant’s service is terminated for cause and only a portion of the death benefit proceeds otherwise payable is due if the participant terminates, resigns or is removed from service before death. The portion payable depends upon a participant’s number of years of service and whether he or she is an executive officer or serves only as a director. We pay all premiums due under these policies. In the event a participant is terminated, resigns or is removed for any reason other than for cause following a change of control, he or she becomes 100% vested in the death benefits promised under the agreement. Consequently, in the event the participant is terminated, resigns or is removed following a change of control, his beneficiaries will receive the death benefit set forth in the split dollar agreements as if he had died while serving on the Board of Directors or while employed by the Company or the Bank, as applicable.

First Capital Bank Directors Deferral Plan. Two of our directors, David R. Hink and Richard T. Smith, participate in the First Capital Bank Directors’ Deferral Plan, which we assumed in our merger with First Capital. Under this plan, participants direct that either none, 50% or 100% of their director fees be deferred and invested in Company stock or other nonemployer securities and placed in a rabbi trust. Participants can elect to receive their deferred fees upon their departure from the Board, at a designated age or upon a designated event. As of December 31, 2005, Mr. Hink had a balance of $117,246 and Mr. Smith had a balance of $22,364 in his account under the plan.

See “Compensation Committee Interlocks and Insider Participation” below and “Proposal 4—Approval and Ratification of Warrant Modifications” for information relating to the exercise of outstanding warrants by some of our directors and executive officers and the related amendment of the terms of the warrants.

Compensation Committee Interlocks and Insider Participation

The Benefits and Compensation Committee consists of Messrs. Anderson, Burdette, Healey, Hink, Houser and Johnson.

To provide additional regulatory capital in connection with our merger with First Capital, we obtained the exercise of outstanding warrants to purchase our common stock. The warrants were issued by us in connection with a series of private placements of Flag common stock, primarily in 2002, and have a term of 10 years. The warrants were sold to investors in the private placement transactions at a price of $1.00 per warrant as an inducement for the investors’ purchase of Flag common stock in the transactions. In consideration for the warrant holders’ agreement to forfeit the remaining terms of the warrants and exercise them in connection with the merger, we agreed to adjust the exercise price of the warrants.

Our board of directors established a special committee, consisting of H. Speer Burdette, Quill O. Healey and John D. Houser, none of whom held any of the warrants, to evaluate and consider whether the terms of the warrant term forfeiture and price adjustment were in the best interests of Flag and our shareholders. After considering the terms and conditions of the warrant term forfeiture and price adjustment and other information that the special committee felt was relevant and consulting with financial and legal experts, the special committee determined that the warrant term forfeiture and price adjustment was in the best interests of Flag and our shareholders. Our board of directors ratified the special committee’s decision.

The directors and executive officers participating in the warrant exercise are listed below. In each case, the original exercise price was $9.10 per share and the adjusted exercise price was $6.51 per share. See “Proposal 4—Approval and Ratification of Warrant Modifications” for additional information.

Name	No. of Warrants Exercised
William H. Anderson, II	150,000
Stephen W. Doughty	150,000
Joseph W. Evans	150,000
James W. Johnson	6,000
J. Daniel Speight	30,000
J. Thomas Wiley, Jr.	150,000

Benefits and Compensation Committee Report

on Executive Compensation

This report is submitted by the members of the Benefits and Compensation Committee regarding 2005 executive compensation.

Employment Agreements

Messrs. Speight, Doughty, Padget and Wiley are parties to employment agreements, and Mr. Evans is a party to a Make-Whole Agreement, described in “Employment and Change in Control Agreements.” See that section of this proxy statement for the terms of their agreements.

Base Salaries

The Committee establishes salaries for the Company’s executive officers, including the Chairman and Chief Executive Officer, based principally on a subjective review of the executive’s individual performance and degree of experience. Salaries are also designed to be competitive with salaries paid to executives in similar positions in financial institutions of comparable asset size, based on salary studies presented to the Committee by an independent compensation consulting firm. Base salaries for 2005 and 2006 were based on these factors. Salaries for 2005 are shown in the Summary Compensation Table, and annual base salaries for 2006 have been set as follows: Mr. Evans: $325,000; Messrs. Speight, Doughty and Wiley: $275,000; and Messrs. Padget, Childers and LaHaise: $200,000. See “Compensation of the Chief Executive Officer” for information regarding his base salary arrangements.

Annual Incentives

One of the Committee’s objectives in managing executive compensation is to link directly a significant portion of executive pay to Company performance. The Company’s 2005 bonus policy emphasized the Company’s performance as a component of total compensation. If specified net income and deposit growth targets were met and assuming continued satisfactory performance in the areas of regulatory compliance, risk and operational management and pursuit of strategic objectives, an initial bonus opportunity of 70% of base salary was available to Messrs. Evans, Speight, Doughty and Wiley, with Messrs. Childers and LaHaise being eligible for an initial bonus opportunity of 50% of base salary. If net income and deposit growth for 2005 fell short of budget but were above a 90% “floor” for payment, each of these executives would receive a portion of his initial bonus opportunity that represents the percentage of the difference between the “floor” and budget represented by the actual net income or deposit growth for the year. For example, if actual net income represented 95% of budget, an executive would be entitled to receive 50% of his initial 70% (or 50%) bonus opportunity. The Company met all of its targets under this policy in 2005, resulting in each executive officer receiving his maximum bonus opportunity. The annual incentive program described above will remain in place, with adjusted net income and deposit growth targets, in 2006.

An additional bonus pool was also authorized for executive officers (subject to expansion to include other executives depending on their respective segment’s performance against budget). The additional bonus pool consisted of 30% of the amount by which the Company’s net income exceeded budget and was to be prorated among the participating executives based on their respective initial bonus opportunities. For 2005, the Company’s net income exceeded budget by an amount resulting in an additional bonus pool of $525,000.

The following table shows how 2005 bonuses were calculated for the listed executive officers.

	Salary	Initial Bonus Pool		Additional Bonus Pool	Total 2005 Bonus
Mr. Evans	$265,000	$185,000	(70%)	$110,250	$295,250
Mr. Speight	225,000	157,500	(70%)	99,750	257,250
Mr. Doughty	225,000	157,500	(70%)	99,750	257,250
Mr. Wiley	225,000	157,500	(70%)	99,750	257,250
Mr. Childers	175,000	87,500	(50%)	57,750	145,250
Mr. LaHaise	175,000	87,500	(50%)	57,750	145,250

Total	$1,290,000	$832,500		$525,000	$1,357,500

Mr. Padget did not participate in the incentive program described above during 2005, but will be eligible in 2006. For 2005, his employment agreement provided for the award of a $20,000 signing bonus and a discretionary bonus of up to $90,000 based principally on the success of the merger, which the Committee awarded in full. He also received payments under his First Capital employment agreement as described in Note (9) to the Summary Compensation Table.

Long-term Incentives

Long-Term Equity Incentives

Another major objective of the Committee in managing executive compensation is to reward executives for increasing the value of the Company to its shareholders. The Flag Financial Corporation 2004 Equity Incentive Plan (the “Plan”) accomplishes this objective by providing executives with opportunities to earn and acquire a meaningful ownership interest in the Company. The Committee (excluding employee members) is authorized to make awards of stock options and other stock-based incentives and selects or ratifies the officers and other key employees to whom awards may be made under the Plan.

Because the value of stock options and other stock awards is determined by the price of the common stock, the Committee believes these awards benefit shareholders by linking a potentially significant portion of executive pay to the performance of the common stock. In addition, the Plan assists the Company in attracting and retaining key employees and providing a competitive compensation opportunity. Awards to executive officers under the Plan are granted based on the Committee’s subjective assessment of the executive’s contributions to the Company’s performance and the degree to which compensation in the form of a long-term incentive is likely to produce improved earnings, return on equity and assets and other measures of Company performance. Based on these factors, the Committee granted the options listed in “—Option Grants in Last Fiscal Year” to its executive officers in 2005 (except that Mr. Padget’s option grants included 70,400 options exchanged for First Capital options in the merger).

Long-Term Cash Incentive Plan

The long-term cash incentive plan is a three-year plan based on market capitalization increase. Its term began on January 1, 2006 and will end on December 31, 2008. Essentially, no payouts will be earned if the compounded annual growth in market capitalization over the three-year term is 10% or less. Any market capitalization increase in excess of an annualized 10% growth will be considered to be “incremental market capitalization,” and 8% of this amount will be used to fund a cash incentive pool. Messrs. Evans, Speight, Doughty and Wiley will each be entitled to 10% of the pool, while Messrs. Padget, Childers and LaHaise will each be entitled to 7% of the pool. Other executives will also be entitled to portions of the pool, and the Committee may adjust the initial allocations. Payments will be earned on December 31, 2008 based on the annualized growth in market capitalization, measured as of that date. If the Company is acquired before that date, payments would not accelerate, but the market capitalization growth would be measured as of the last day on which the Company is publicly traded and the successor would be required to pay any funded amounts at the end of the performance period (i.e., the first quarter of 2009).

Other Benefits

Mr. Speight participates in the Citizens Bank Director Indexed Fee Continuation Program described under “Director Compensation” and in a Salary Continuation Plan described in “Employment and Change in Control Agreements.” Mr. Padget participates in a supplemental retirement plan funded by life insurance policies as described in “Employment and Change in Control Agreements.” In general, the other benefit plans provided to key employees, such health care, life insurance, profit sharing and 401(k), are intended to provide an adequate retirement income as well as financial protection against illness, disability or death. Benefits offered to executive officers in these areas were substantially the same as those provided to all employees.

Compensation of the Chief Executive Officer

In determining the compensation of the Chief Executive Officer, the Committee is guided by the Company’s compensation philosophy as described in this report, the Company’s financial and business performance and competitive practices. Salaries, bonuses and long-term incentives are awarded based on the same factors as are considered for the Company’s other executive officers. For 2005, Mr. Evans’ salary was set at $265,000 per year, with an opportunity for a bonus of $185,500 (representing 70% of his base salary) if the Bank exceeded its 2005 budgeted net income and deposit growth. Because the Company met or exceeded these targets and complied with operational, risk management and regulatory compliance standards, Mr. Evans received a $185,000 bonus, plus a bonus of $110,250, representing his pro rata portion (21%) of the additional bonus pool described in $—Annual Incentives” above. He also received options to purchase 46,000 shares of common stock in 2005, which were granted for the reasons discussed under “Long-Term Equity Incentives” above. Mr. Evans’ 2006 maximum compensation includes a base salary of $325,000, which represents a 22.6% increase over his 2005 base salary, and the same bonus opportunity as is available to the other executive officers as described in “—Annual Incentives” above. He is also eligible to participate in the Long-Term Cash Incentive Plan at the level described in “—Long-Term Cash Incentive Plan” above.

Section 162(m) of the Internal Revenue Code

It is our responsibility to address any issues raised by Section 162(m) of the Internal Revenue Code. Revisions to Section 162(m) make certain non-performance-based compensation in excess of $1,000,000 to executives of public companies non-deductible to such companies. Our 2004 Equity Incentive Plan limits to 100,625 the number of stock options that may be awarded to any individual in a single year under that plan. The Committee has not otherwise established a specific policy regarding deductibility of executive compensation under Section 162(m), but believes that the Company is not at risk of losing deductions thereunder.

Summary

The Company’s executive compensation program encourages executives to manage the Company profitability and to increase the value of the business to the shareholders. The emphasis on annual and long-term incentives is consistent with the Committee’s policy of linking pay to performance and increasing shareholder value. The Committee believes this approach provides competitive compensation and is in the best interest of the stockholders. The Committee will continue to monitor the effectiveness of the executive compensation program and will initiate changes as it deems appropriate.

Submitted by the members of the Benefits and Compensation Committee of the Board of Directors of Flag Financial Corporation.

William H. Anderson, II

H. Speer Burdette, III

Quill O. Healey

David R. Hink

John D. Houser

James W. Johnson

Performance Graph

The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on the Company’s common stock to the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stock Index for the past five years. The Performance Graph assumes reinvestment of dividends, where applicable.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table shows information concerning annual and long term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years indicated of our Chief Executive Officer during 2005, and the other most highly compensated executive officers who served in such capacities as of December 31, 2005 and who earned over $100,000 in salary and bonus during 2005 (the “Named Executive Officers”).

Summary Compensation Table

		Annual Compensation						Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(1)		Securities Underlying Options (# of shares)		All Other Compensation(2)
Joseph W. Evans Chairman, President and Chief Executive Officer of the Company	2005	$265,000		$295,750		-0-		46,000	(3)	$151,547	(4)
	2004	$265,000		$180,313	(5)	-0-		5,000		$82,825	(4)
	2003	$150,000		$42,188		-0-		-0-		$8,409

J. Daniel Speight Vice Chairman, Chief Financial Officer and Secretary of the Company	2005	$225,000		$257,250		$2,922		46,000	(3)	$14,840
	2004	$225,000		$160,313	(5)	-0-		5,000		$10,449
	2003	$225,000		$42,188		-0-		-0-		$12,207

Stephen W. Doughty Vice Chairman and Chief Risk Management Officer of the Company	2005	$225,000		$257,250		-0-		46,000	(3)	$15,940
	2004	$225,000		$160,313	(5)	-0-		5,000		$5,637
	2003	$225,000		$42,188		-0-		-0-		$11,764

J. Thomas Wiley, Jr. Vice Chairman and Chief Banking Officer of the Company	2005	$225,000		$257,250		-0-		46,000	(3)	$11,173
	2004	$225,000		$160,313	(5)	-0-		5,000		$5,637
	2003	$225,000		$42,188		-0-		-0-		$11,764

H. N. Padget Executive Vice President of the Company	2005	$15,000	(6)	$110,000	(7)	$12,293	(8)	90,400	(3)	$223,421	(9)

(1)	We have omitted information on “perks” and other personal benefits with an aggregate value below the minimum amount required for disclosure under the Securities and Exchange Commission regulations.
(2)	Consists of matching contributions to the Company’s Profit Sharing Plan and 401(k) Plan, insurance premiums for disability, term and other life insurance benefits in the following amounts:

Name	Year	Profit Sharing/401(k) Matching Contributions	Insurance Premiums
Mr. Evans	2005	$13,302	$4,272
	2004	$4,646	$1,074
	2003	$7,188	$1,221

Mr. Speight	2005	$13,302	$4,272
	2004	$9,375	$1,074
	2003	$10,000	$2,207

Name	Year	Profit Sharing/401(k) Matching Contributions	Insurance Premiums
Mr. Doughty	2005	$10,875	$4,272
	2004	$4,563	$1,074
	2003	$10,000	$1,764

Mr. Wiley	2005	$6,108	$4,272
	2004	$4,563	$1,074
	2003	$10,000	$1,764

Mr. Padget	2005	$2,500	$10,921

(3)	See “Option Grants in Last Fiscal Year” below for information regarding the terms of these options.
(4)	Includes $77,105 paid in 2004 and $132,180 paid in 2005 pursuant to the Make-Whole Agreement described in “—Employment and Change in Control Agreements.”
(5)	Includes a one-time bonus in the amount of $47,813 on the 2004 sale of the Bank’s Thomaston, Georgia branch.
(6)	Mr. Padget became an executive officer of the Company as a result of First Capital’s November 21, 2005 merger with and into the Company. His annual salary is $180,000; the amount disclosed herein reflects prorated payment of that salary for the period during which he was employed.
(7)	Includes a $20,000 signing bonus and a $90,000 discretionary bonus relating principally to the success of the First Capital merger.
(8)	Includes $10,975 as the value of a company car transferred to Mr. Padget and $1,318 in other perquisites.
(9)	Includes $180,000 paid in satisfaction of obligations under Mr. Padget’s change of control agreement with First Capital and $30,000 paid for reductions or losses of perks under his First Capital employment agreement.

Option Grants in Last Fiscal Year

The following table provides details regarding stock options granted to the Named Executive Officers in 2005.

	Individual Option Grants						Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
Name	Date of Grant	Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year (%)(1)	Exercise or Base Price ($/Sh)(2)	Expiration Date	5%(3)	10%(3)
Joseph W. Evans	12/28/05	40,000	(4)	3.28	$16.36	12/28/15	$411,549	$1,042,945
	1/12/05	6,000		*	$14.93	1/12/15	56,336	142,767

J. Daniel Speight	12/28/05	40,000	(4)	3.28	$16.36	12/28/15	411,549	1,042,945
	1/12/05	6,000		*	$14.93	1/12/15	56,336	142,767

Stephen W. Doughty	12/28/05	40,000	(4)	3.28	$16.36	12/28/15	411,549	1,042,945
	1/12/05	6,000		*	$14.93	1/12/15	56,336	142,767

J. Thomas Wiley, Jr.	12/28/05	40,000	(4)	3.28	$16.36	12/28/15	411,549	1,042,945
	1/12/05	6,000		*	$14.93	1/12/15	56,336	142,767

H. N. Padget	12/28/05	20,000	(5)	1.64	$16.36	12/28/15	205,774	521,473
	11/21/05	56,000	(6)	4.59	$6.25	8/19/08	220,113	557,810
	11/21/05	4,800	(6)	*	$4.69	4/30/11	14,158	35,878
	11/21/05	9,600	(6)	*	$5.16	11/11/09	31,153	78,948

*	Less than one percent.

(1)	Includes 784,299 options granted in exchange for First Capital options in the merger.
(2)	Option holders may pay the exercise price by delivery of already-owned shares. Option holders can pay tax withholding obligations related to exercise of the options by offset of the underlying shares, subject to certain conditions.
(3)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the price of the Company’s common stock.
(4)	Of the indicated options, 25,607 non-qualified options vested immediately, while 14,393 incentive stock options vest in annual one-third increments, with the first third vesting on the date of grant.
(5)	Of the indicated options, 1,664 non-qualified options vested immediately, while 18,336 incentive stock options vest in annual one-third increments, with the first increment vesting on the date of grant.
(6)	Represents options issued in exchange for vested First Capital options in our merger with First Capital.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The Named Executive Officers did not exercise any options in 2005. The following table reports their respective option holdings and values at the end of fiscal 2005.

	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph W. Evans	31,719	19,281	8,247	30,893
J. Daniel Speight	183,330	23,170	920,171	95,526
Stephen W. Doughty	31,719	19,281	8,247	30,893
J. Thomas Wiley, Jr.	31,719	19,281	8,247	30,893
H. N. Padget	78,176	12,224	651,022	3,178

(1)	Reflects information relating only to options held by the Named Executive Officers with exercise prices that were less than the market value of the Company’s common stock ($16.62 per share) at December 31, 2005.

Employment and Change in Control Agreements

Mr. Evans

On June 7, 2004, the Company entered into a Make-Whole Agreement with Joseph W. Evans providing for the Company’s payment to Mr. Evans of $660,927, representing the aggregate amount remaining due under the non-competition provisions of his employment agreement with the acquirer of his prior employer. This amount is to be paid in monthly installments of $11,015 beginning in June 2004 and ending in May 2009. As of March 1, 2006, $231,315 had been paid under this agreement and $429,612 remained to be paid. The Company entered into the make-whole agreement in order to enable Mr. Evans to terminate his prior employment agreement and thereby enhance the Company’s ability to pursue acquisitions and otherwise conduct its business in the metropolitan Atlanta, Georgia market. In the event of a change of control of the Company, the entire amount will be due and payable, at a discount of 6%. For example, if the Company were acquired on December 31, 2006, Mr. Evans would receive a lump sum of $300,294 under this Agreement.

Mr. Speight

Employment Agreement. On February 21, 2002, the Company and Flag Bank entered into an amended and restated employment agreement with J. Daniel Speight. The Employment Agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until any party notifies the others that the automatic renewals should discontinue. The Employment Agreement provides for an annual salary that is reviewed at least annually by the Board of the Company and Flag Bank. Mr. Speight’s current annual base salary as determined under the Employment Agreement is $275,000. The

Employment Agreement also provides for Mr. Speight to participate in any bonus, stock option or other executive compensation programs available to senior management of the Company. Mr. Speight received title to his company car and is entitled to various “perks” and to participate in all group employee benefit plans. Mr. Speight is also entitled to participate in a deferred compensation program similar to the split dollar insurance program provided by the Company during prior years. See “Salary Continuation Agreement” below. In addition, the Employment Agreement provides that if the Company reduces or eliminates dividends on its common stock for any quarter during the term of the Employment Agreement, Mr. Speight will receive an amount equal to $9,000 less the amount of any dividends he actually receives during the quarter, with the payment to be reduced to reflect the proportionate effect of any reduction in the number of shares of the Company’s common stock he owns during that quarter.

The Employment Agreement states that, in the event the Company or Flag Bank terminates Mr. Speight’s employment other than for “cause” (as defined in the Employment Agreement) or Mr. Speight terminates his employment for “cause” or due to a change in control, Mr. Speight is entitled to receive a severance payment in a lump sum amount equal to his average monthly compensation multiplied by the number of months remaining in the term of the Employment Agreement. For purposes of this calculation, “average monthly compensation” means: (i) the sum of (x) his then current annual base salary plus (y) his most recent annual bonus or, if greater, his average bonus for the three prior years; (ii) divided by 12. For example, if Mr. Speight’s employment were to terminate during 2006 as a result of a change in control, he would receive a cash payment of $1,596,750, representing his average monthly compensation for 2006 multiplied by the 36 months left in the term of his agreement. If there are less than twelve months remaining in the term of the Employment Agreement, Mr. Speight will be entitled to receive a lump sum payment equal to his average monthly compensation multiplied by twelve. Mr. Speight will also be entitled to receive an amount equal to the COBRA health continuation coverage costs for himself and his dependents for the longer of (a) twelve months, (b) the remaining term of the Employment Agreement or (c) the period during which Mr. Speight and his dependents are eligible to continued COBRA coverage from the Company.

Pursuant to the terms of the Employment Agreement, during the term of his employment and for twelve months following his termination of employment, Mr. Speight agrees not to compete with the Company or Flag Bank or solicit any of their customers or employees. The agreement not to compete and not to solicit customers or employees does not apply if (1) the Company or Flag Bank terminates Mr. Speight without cause, (2) Mr. Speight terminates his employment in connection with a change in control of the Company, or (3) Mr. Speight terminates employment for cause.

Salary Continuation Agreement. On November 11, 2004, the Company and the Bank entered into a Salary Continuation Agreement with J. Daniel Speight. The agreement provides for a maximum annual cash payment of $136,000, payable in monthly installments over 15 years, commencing upon Mr. Speight’s retirement from with the Bank. The benefit is currently 29% vested (which would result in a $39,440 current annual benefit) and vests in additional 4% increments for each year of employment with the Bank. If Mr. Speight’s employment terminates voluntarily prior to normal retirement age (65), then he will receive the vested percentage of his retirement benefit. On the other hand, if: (i) his employment is terminated in the event of a change of control of the Bank; (ii) his employment is terminated without cause; or (iii) his duties are materially diminished or he is not reelected as a director or appointed as Vice Chairman of the Company, then he will receive his full retirement benefit without regard to vesting. No benefits will be paid in the event of termination of employment for cause.

Director Indexed Fee Continuation Program. See “—Retirement Plans” for information regarding Mr. Speight’s retirement benefits under a split-dollar whole life insurance contract sponsored by Flag Bank for certain directors of one of its predecessor banks.

Mr. Doughty and Mr. Wiley

On January 13, 2004, the Company entered into Change in Control Agreements with Stephen W. Doughty and J. Thomas Wiley, Jr. Each Change in Control Agreement provides for a term of three years that automatically renews each day after the effective date so that the term remains a three-year term until either party notifies the other that the automatic renewals should discontinue. Irrespective of the three-year term, the term of each Change in Control Agreement will expire twelve months following a change in control.

Each Change in Control Agreement provides for payment of benefits in different amounts depending upon whether the change in control is “satisfactory” or “unsatisfactory.” An “unsatisfactory” change in control is one in which the employee is not offered a commensurate position with the surviving entity. A “satisfactory” change in control is one in which the employee is offered a commensurate position with the surviving entity.

In the event of an “unsatisfactory” change in control, if the employee is terminated by the employer without “cause” (as defined in the Change in Control Agreement) or terminates with “good reason” (as defined in the Change in Control Agreement) within twelve months following the change in control, the employee is entitled to receive a severance payment in a lump sum amount equal to three times the sum of his annual base salary and largest annual bonus paid in the three preceding years. For example, if the employee is terminated under these circumstances during 2006, he will receive a cash payment of $1,596,750, representing three times the sum of his current base salary ($275,000) and his largest bonus in the last three years ($257,250). The employee will also be entitled to a payment equal to the COBRA health continuation coverage costs for the employee and his dependents during the period in which they are eligible to continue COBRA coverage from the Company.

In the event of a “satisfactory” change in control, the employee will be eligible to receive a success fee equal to one times his base salary and bonus if the fair market value of the Company’s stock increases by 25% of its pre-change in control value. The success fee will be payable regardless of whether or not the employee accepts the position with the surviving entity. For example, in the event of a change of control of the Company during 2006 and a resulting 25% increase in the Company’s stock value, he will receive a success fee of $532,250, representing his $275,000 base salary plus his largest bonus in the last three years, $257,250.

In the event of a satisfactory change in control in which the employee accepts the position with the surviving entity, the employee may terminate employment for any reason within 12 months following the change in control and will be entitled to receive a severance benefit in a lump sum amount equal to two times his base salary and bonus. However, if the success fee described above is payable to the employee, the employee’s severance benefit payable upon such a termination following a “satisfactory” change in control will only be equal to one times his base salary and bonus. As a result, an executive who terminates employment as a result of a 2006 change in control but is not entitled to a success fee would receive a cash payment of $1,064,500, representing two times the sum of his 2006 salary and his highest bonus within the last three years, while an executive who terminates employment but did receive a success fee would receive a severance payment of $1,064,500 in addition to his $532,250 success fee, representing a total payment of $1,596,750. In addition, the employee will also be entitled to receive a payment equal to the COBRA health continuation coverage costs for the employee and his dependents during the period in which they are eligible to continue COBRA coverage from the Company.

Pursuant to the terms of each Change in Control Agreement, if the employee receives payment of benefits upon a change in control, for 12 months following the employee’s termination of employment, the employee agrees not to compete with the Company or solicit any of its customers and employees.

Each Change in Control Agreement provides that any payments made under the agreement or otherwise paid in connection with a change in control are subject to cutback in the event that the amount of those payments trigger the application of the golden parachute rules under the Internal Revenue Code.

Mr. Padget

Employment Agreement. Under the terms of his employment agreement dated May 26, 2005, Mr. Padget will receive an annual base salary equal to $180,000 and annual performance bonuses based on the degree of achievement of performance goals to be determined by the Benefits and Compensation Committee. Under the

agreement, Mr. Padget received at the effective time of the merger title to his First Capital company car and payments from the Company in the aggregate of $230,000 as an incentive to enter into this new employment agreement and in satisfaction of First Capital’s obligations under the previous employment agreement relating to change in control payments. In addition, Mr. Padget received a discretionary bonus of $90,000 relating principally to the success of the merger. He is bound under the agreement by 12-month non-solicitation covenants and a two-year confidentiality provision.

The agreement has an initial term of one year and automatically renews each day after the effective date of the merger until either party gives notice of termination, in which event the term of employment will expire on the first anniversary of the 30th day following the date such written notice is received.

In the event of termination of his employment for cause (as defined in the agreement) or his death or disability, Mr. Padget will receive only the compensation due and payable through the effective date of termination. If the Company breaches a material provision of the agreement and fails to cure the breach or terminates his employment without cause (absent a change of control), Mr. Padget will receive 12 months of base salary plus the cost of insurance in addition to compensation then due and payable. In the event of a change of control of the Company (as defined in the agreement), followed by the Company’s termination of his employment without cause or by one or more specified actions materially affecting the terms of his employment, Mr. Padget would receive, in addition to any other payments due under the agreement, a lump sum payment equal to the product of three multiplied by the sum of his annual base salary and the cost of insurance coverage for the fiscal year(s) during the term of the agreement for which such salary and insurance cost were highest. For example, if a change in control triggering this provision were to occur during 2006, Mr. Padget would receive a lump sum of $633,300, assuming annual insurance costs of $11,000.

Supplemental Retirement Plan. Mr. Padget is also entitled to retirement benefits under the plan described in “Director Compensation—First Capital Supplemental Retirement Plan” above. See that section for a description of his benefits under that plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and any persons who beneficially own more than 10% of the Company’s common stock, as well as various affiliates of these persons, to file initial reports of ownership and reports of changes in their ownership of the Company’s common stock with the Securities and Exchange Commission. Directors, executive officers and persons beneficially owning more than 10% of the Company’s common stock are required by applicable regulations to furnish the Company with copies of all Section 16(a) reports they filed. To the Company’s knowledge, no person beneficially owned more than 10% of the Company’s common stock during 2005. Based solely on its review of the copies of reports received by it and written representations received by it that no other reports were required, the Company believes that all of its directors and executive officers complied with applicable Section 16(a) filing requirements for 2005.

RELATED PARTY TRANSACTIONS

Directors, executive officers, principal shareholders of the Company and their affiliates have been customers of Flag Bank and predecessors from time to time in the ordinary course of business, and additional transactions may be expected to take place in the future. In accordance with applicable federal laws and regulations, all loans by Flag Bank to these persons are made (1) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, (2) do not involve more than the normal risk of collectibility or embody other unfavorable features, and (3) comply with specified quantitative limits imposed by federal laws and regulations. At December 31, 2005, the aggregate amount of loans and extensions of credit outstanding to these persons was approximately $4.8 million, which represented approximately 2.2% of the total equity capital of the Company.

None of the loans outstanding at the Flag Bank or any predecessor of Flag Bank to directors, executive officers or principal shareholders of the Company at any time during or subsequent to 2005 was or has been on past due or non-accrual status, has been restructured, or is considered by Flag Bank to be a problem loan.

See “Proposal 1: Election of Directors—Compensation Committee Interlocks and Insider Participation” for additional information regarding transactions involving the Company and certain of its executive officers and directors.

PROPOSAL 2: AMENDMENT TO THE ARTICLES OF INCORPORATION

INCREASING THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

The Board of Directors has proposed an amendment to Article II of our Articles of Incorporation to increase the number of authorized shares of common stock from 20,000,000 to 40,000,000. The text of the proposed amendment is as follows:

“The Articles of Incorporation of Flag Financial Corporation are hereby amended by deleting Article II(a) thereof and replacing it with the following text:

(a) Common Stock. The corporation shall have authority to issue up to 40,000,000 shares of common stock, par value $1.00 per share, which shall have unlimited voting rights and be entitled to receive the net assets of the corporation upon dissolution.”

As of March 1, 2006, 16,889,773 shares of common stock were issued and outstanding, with 1,822,531 additional shares of common stock reserved for issuance pursuant to equity incentive plans. Therefore, the Company has only 1,287,969 shares of common stock available for future issuance.

The Board of Directors believes the proposal to increase the authorized number of shares of common stock is in the best interests of the Company and its shareholders. If the shareholders approve the proposal, newly authorized shares of common stock will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, stock options, and other corporate purposes. These shares will be available for issuance by the Board of Directors without any further shareholder approval, unless otherwise required by applicable law or Nasdaq regulation. Any additional shares, when issued, would have the same rights and preferences as the shares of common stock presently outstanding. There are no preemptive rights available to shareholders in connection with the issuance of any such shares.

It should be noted that the additional shares of common stock could be used to dilute the percentage stock ownership of persons seeking to obtain control of the Company. In this sense, the proposal to increase the number of authorized shares of common stock may have an anti-takeover effect.

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposed amendment to the Articles of Incorporation.

PROPOSAL 3: RATIFICATION OF

INDEPENDENT ACCOUNTANTS

The Audit and Exam Committee of the Board of Directors has appointed the firm of Porter Keadle Moore, LLP to serve as independent accountants of the Company for the fiscal year ending December 31, 2006, and the Board has directed that the appointment be submitted to our shareholders for ratification at the Annual Meeting. If the shareholders do not ratify the appointment of Porter Keadle Moore, LLP, the appointment will be reconsidered.

During the fiscal years ended December 31, 2005 and 2004, Porter Keadle Moore, LLP performed the following professional services:

Description	2005	2004
Audit Fees	$285,774	$217,073
Audit-Related Fees	$15,500	$29,610
Tax Fees	$26,014	$20,070
All Other Fees	$300	$25,875

Audit Fees. This category includes aggregate fees billed for professional services rendered by Porter Keadle Moore, LLP for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2005 and 2004, including the audit of management’s assessment of internal control over financial reporting, review of the annual report on Form 10-K and for the limited reviews of quarterly condensed consolidated financial statements included in periodic reports filed with the SEC during 2005 and 2004, including out of pocket expenses.

Audit-Related Fees. This category includes fees billed for professional services rendered by Porter Keadle Moore, LLP associated with the audit of the Company’s profit sharing and 401(k) plan, Federal Home Loan Bank collateral verification testing, testing of management’s assertions regarding internal controls in accordance with Federal Deposit Insurance Corporation Improvement Act and various discussions regarding accounting issues related to mergers and acquisitions during the fiscal years ended December 31, 2005 and 2004.

Tax Fees. This category includes the aggregate fees billed for tax services rendered by Porter Keadle Moore, LLP during the fiscal years ended December 31, 2005 and 2004. These services consisted primarily of tax compliance and tax consultation services.

All Other Fees. This category includes the aggregate fees billed for all other services, exclusive of the fees disclosed above, including Information Technology General Controls Review and Network Vulnerability Assessment rendered to the company by Porter Keadle Moore, LLP during the fiscal years ended December 31, 2005 and 2004.

The services provided by the independent accountants were pre-approved by the Audit and Exam Committee to the extent required under applicable law and in accordance with the provisions of the Committee’s charter. The Audit and Exam Committee pre-approves all audit and non-audit services provided by the Company’s independent accountants and may not engage them to perform any prohibited non-audit services. For 2005, 100% of the fees incurred were pre-approved. The Audit Committee has determined that the rendering of non-audit professional services, as identified above, is compatible with maintaining the independence of the Company’s auditors.

Representatives of Porter Keadle Moore, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3.

PROPOSAL 4—APPROVAL AND RATIFICATION OF WARRANT MODIFICATIONS

Shareholders of the Company are being asked to approve and ratify the modifications to certain warrants to purchase our common stock (the “Warrants”) set forth in Warrant Modification Agreements dated November 14, 2005 (the “Warrant Modification Agreements”) by and between the Company and those warrant holders who are also directors or employees (“Insider Holders”) effective as of that date. The Warrant Modification Agreements reduced the exercise price in the then existing Warrant Agreements in order to induce the warrant holders to forfeit the remaining term of the warrants and immediately exercise their warrants to facilitate the consummation of our merger with First Capital (the “Merger”).

Background and Summary of Warrant Modifications and Subsequent Exercise

We consummated the Merger with First Capital on November 21, 2005. In connection with the Merger and in order to meet regulatory capital requirements, we proposed to raise at least $5 million in additional capital through the issuance of common stock upon the exercise of the Warrants. In connection with a series of private placements of the common stock of the Company, the Company issued 6,000, 12,000 and 1,236,000 Warrants during 2004, 2003 and 2002, respectively. The Warrants were sold to investors, including the Insider Holders, in the private placement transactions at a price of $1.00 per Warrant as an inducement for the investors’ purchase of our common stock in these transactions. The Warrant holders were entitled to purchase one share of the common stock of the Company per Warrant at any time during the ten years following the Warrants’ issuance. In consideration for the Warrant holders’ agreement to forfeit the remaining term of the Warrants and exercise them in connection with the Merger, the Company agreed to adjust the exercise price of the Warrants. Under the Warrant Modification Agreements, the weighted exercise price of the aggregate Warrants was reduced from $9.25 to $6.62.

Our board of directors established a special committee, consisting of non-employee directors, none of whom held any of the warrants, to evaluate the fairness of the terms of the Warrant Modifications. After considering the terms and conditions of the Warrant Modifications and other relevant information and consulting with financial and legal experts, the special committee determined that the Warrant Modifications were in the best interest of the Company and its shareholders. Our board of directors ratified the special committee’s decision.

On November 14, 2005, the Company and certain of the warrant holders, including the Insider Holders, entered into Warrant Modification Agreements to amend the Warrant Agreements and Form of Warrants to reflect the Warrant Modifications. Pursuant to the Warrant Modification Agreements, the warrant holders exercised their warrants on November 14, 2005, and upon such exercise, the Company issued a total of 1,230,000 shares of common stock in consideration for an aggregate exercise price of $8,139,240.

The above summary of the Warrant Modifications is qualified in its entirety by the Form of Warrant Modification Agreement attached to this proxy statement as Appendix A and incorporated by reference herein.

Nasdaq Shareholder Approval Requirements

We are submitting the proposal to approve and ratify the Warrant Modifications for shareholder approval pursuant to Rule 4350 of the Nasdaq Marketplace Rules (“Nasdaq Rule 4350”), which contains the qualitative listing requirements applicable to Nasdaq Capital Market issuers, including the Company. Among other items, Nasdaq Rule 4350 requires shareholder approval for the establishment of, and any material amendments made to, an equity compensation arrangement pursuant to which stock may be acquired by officers, directors, employees, or consultants.

In connection with the Warrant Modifications, we had determined that the warrant offering to the Insider Holders and the Warrant Modifications did not serve any compensatory purpose and accordingly did not constitute an equity compensation arrangement or an amendment thereto under Nasdaq Rule 4350. However, in a subsequent conversations with the staff of Nasdaq, they advised us that they have been directed by the staff of the SEC to interpret “equity compensation arrangement” under Nasdaq Rule 4350 to include the Warrants offered to Insider Holders, and that accordingly our failure to obtain shareholder approval with respect to the Warrant Modifications constituted a deficiency under Nasdaq Rule 4350. Therefore, pursuant to the Nasdaq staff’s suggestions, the Company must obtain shareholder approval and ratification of the Warrant Modifications with respect to the warrants held by Insider Holders to regain compliance with Nasdaq Rule 4350.

Interest of Certain Persons

As discussed above, the Insider Holders, including members of our board of directors and senior management, entered into the Warrant Modification Agreements and exercised their warrants on November 14, 2005 according to the terms thereof. However, the interests of these Insider Holders were fully disclosed to our management and board of directors and a special committee consisting of non-employee directors, none of whom held any of the warrants, evaluated the fairness of the terms of the Warrant Modifications and approved them.

Effect of Failure to Obtain Shareholder Approval of Proposal 4

Delisting from Nasdaq. If the shareholders do not approve the Warrant Modifications at the Annual Meeting, the Company’s common stock will be subject to delisting by Nasdaq as a result of the purported violation of Rule 4350(i). This will mean that the common stock will no longer be traded on the Nasdaq National Market, which could substantially reduce the ability of investors to buy and sell shares of the common stock. Delisting could also adversely affect the perception among our investors and prospects, which could lead to further declines in the market price of our common stock. Delisting would also make it more difficult and expensive for us to raise capital.

Potential Rescission of Warrant Exercise. In order to avoid delisting, the Company may attempt to persuade the Inside Holders to rescind the Warrant Modification Agreements and related exercise of the Warrants. The Inside Holders are not obligated to agree to such rescission, and the Company has limited ability to induce the Inside Holders to agree to such rescission.

If all of the Inside Holders were to agree to rescission of their Warrant exercise, the Company would cancel the shares of common stock issued to Insider Holders upon their Warrant exercise and return approximately $7,845,216, which is the amount of the aggregate exercise prices plus interest accrued thereon since the date of payment, minus any dividends paid thereon and the related interest (“Net Exercise Prices”). Interest would be accrued at the prime rate.

The cancellation of the shares of common stock and the repayment of the related purchase price would raise certain regulatory issues for the Company. In connection with our applications to the Federal Reserve Bank of Atlanta (“Federal Reserve”) and the Georgia Department of Banking and Finance (the “Georgia Department”) in 2005 for approval of the Merger, we proposed to raise at least $5 million in additional capital through the exercise of our outstanding warrants. In granting its approval on the Merger, the Federal Reserve and the Georgia Department relied on the representations and commitments made by the Company in its application, including the proposal to raise $5 million in additional capital through warrant exercise, and explicitly conditioned their approval of the Merger on our consummation of such capital raise. Therefore, if the Warrant Modifications are not ratified by shareholders, we must an identify an alternative source of capital and receive the approval of the Federal Reserve and the Georgia Department of the return of the exercise price funds and the use of the alternative source of capital to satisfy the conditions of the approval. There is no assurance that we will be able to identify an alternative source of capital or that the Federal Reserve and the Georgia Department will approve the proposed alternative transaction. Failure to receive regulatory approval would jeopardize the Company’s ability to continue to own and operate Flag Bank.

The Board of Directors unanimously recommends that shareholders vote “FOR” the proposal to ratify the Warrant Modifications as contemplated by the Warrant Modification Agreements with Insider Holders.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

General

The Nominating Committee has adopted a policy regarding shareholder communications and director nominations. The Nominating Committee will consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors and who are nominated in accordance with procedures described below.

To submit a recommendation of a director candidate to the Nominating Committee, a shareholder must submit the following information in writing, addressed to the Nominating Committee, in care of the Corporate Secretary, at the main office of the Company at 3475 Piedmont Road, Suite 550, Atlanta, Georgia 30305.

1. The name of the person recommended as a director candidate;

2. All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including appropriate biographical information.

3. The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4. As to the shareholder making the recommendation, his or her name, address, number of shares of Company common stock beneficially owned, the dates on which the shareholder acquired his or her shares, documentary support for any claim of beneficial ownership and his or her relationship or affiliation with the nominee; and

5. A statement as to the qualification of the nominee.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Committee at least 120 calendar days prior to the date the Company’s proxy statements was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Director Qualifications

The Nominating Committee considers the following criteria in selecting nominees: business experience; knowledge of the Company and the financial services industry; experience in serving as director of the Company or of another financial institution or public company generally; wisdom, integrity and ability to make independent analytical inquiries; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director of the Company; and any other factors the Nominating Committee deems relevant.

Other Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and delivering it to either the Corporate Secretary or the Director of Investor Relations of the Company, in each case at the address of the Company’s principal office at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia 30305. The recipients will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Shareholder Proposals For 2007 Annual Meeting

Shareholder proposals submitted for consideration at the next Annual Meeting of Shareholders must be received by the Company no later than December 27, 2006 to be included in the 2007 proxy materials.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

Atlanta, Georgia

April 26, 2006

The Company’s 2005 Annual Report to Shareholders, which include audited financial statements for the Company, has been mailed to shareholders of the Company with these proxy materials. The Annual Report to Shareholders does not form any part of the material for the solicitation of proxies.

APPENDIX A

FORM OF

WARRANT MODIFICATION AGREEMENT

This WARRANT MODIFICATION AGREEMENT (the “Agreement”), dated as of November 14, 2005 (the “Effective Date”), is made pursuant to the terms of the Warrant Agreement and Form of Warrant, dated as of             , 200__, (as supplemented or amended to the date of this Agreement, the “Warrant Agreement”), and is entered into by and between Flag Financial Corporation, a Georgia corporation (“Company”), and              (the “Holder”).

WHEREAS, the Company has entered into an Agreement and Plan of Merger pursuant to which the Company will merge with First Capital Bancorp, Inc. with the Company being the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, the Company has proposed to raise at least $5,000,000 in new capital through the exercise of the outstanding Warrants by the Warrant Holders;

WHEREAS, in order to induce the Warrant Holders (including the Holder) to forfeit their rights to exercise the Warrants for the remaining term until the respective expiration dates and to exercise the Warrants on or prior to November 14, 2005 (“Term Forfeiture”), the Company proposes to amend and reduce the exercise prices of the Warrants to the amounts as set forth below in this Agreement (the “Price Adjustments,” and, together with Term Forfeiture, the “Warrant Adjustments”);

WHEREAS, the Board of Director of the Company and a special committee of the Board of Directors of the Company have both determined that the Warrant Adjustments were in the best interests of the Company and its shareholders;

WHEREAS, the Company and the Holder desire to amend certain terms of the Warrant Agreement by means of this Agreement to reflect the Warrant Adjustments; and

WHEREAS, pursuant to the terms of Section 14 of the Warrant Agreement, the Company and the Holder have the power to amend and modify the terms of the Warrant Agreement.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder hereby agree as follows:

SECTION 1. Definitions; Interpretation. Unless otherwise defined herein, all capitalized terms used herein and defined in the Warrant Agreement shall have the respective meanings given to those terms in the Warrant Agreement. Other rules of construction set forth in the Warrant Agreement, to the extent not inconsistent with this Agreement, apply to this Agreement and are hereby incorporated by reference.

SECTION 2. Amendment to Warrant Agreement and Warrant Certificate(s). The Company and the Holder hereby agree as follows:

(a)	Section 4 of the Warrant Agreement shall be amended and restated to read in its entirety as follows:

“SECTION 4. Duration and Exercise of Warrants. The Warrants shall expire at 5:01 p.m. Atlanta time on November 14, 2005 (such date of expiration being herein referred to as the “Expiration Date”). The Holder agrees to exercise all of his Warrants effective at 5:00 p.m. Atlanta time on the Expiration Date. After 5:01 p.m. Atlanta time on the Expiration Date, unexercised Warrants will become wholly void and of no value.

A-1

In connection with the exercise of the Warrants, the Holder agrees to surrender to the Company the Warrant Certificate evidencing his Warrants, with the form of exercise attached hereto as Exhibit B (the “Exercise Notice”) duly completed and signed, and to pay the Exercise Price in lawful money of the United States of America by certified or official bank check payable to the order of the Company on or prior to November 10, 2005. The Exercise Price and the number of shares of Common Stock purchasable upon exercise of a Warrant shall be subject to adjustment as provided in Section 9. Except as provided in Section 9, no adjustment shall be made for any cash dividends or other distributions on or in respect of the Common Stock or other securities purchasable upon the exercise of a Warrant.

Upon surrender of a Warrant Certificate and payment of the Exercise Price at the time in effect hereunder in cash or other immediately available funds, the Company shall thereupon promptly cause to be issued and shall deliver to or upon such Holder a certificate for the Common Stock issuable upon the exercise of each Warrant evidenced by such Warrant Certificate. Such certificate shall be deemed to have been issued and such Holder shall be deemed to have become a holder of record of such shares of Common Stock (a “Shareholder”) as of the date of the surrender of such Warrant Certificate and payment of the Exercise Price.

All shares of Common Stock issued upon exercise of the Warrants shall be duly and validly authorized and issued, fully-paid and non-assessable, free and clear of all liens, claims, charges or encumbrances created by or through the Company.”

(b)	Section 5 of the Warrant Agreement shall be amended and restated to read in its entirety as follows:

“SECTION 5. Exercise Price. The Exercise Price for Warrants issued hereunder shall be              per share of Common Stock and such initial exercise price shall be subject to adjustment as provided in Section 9 hereof.”

(c)	The Warrant Certificate(s) evidencing all of the Warrants of the Holder and issued under the Warrant Agreement shall be amended automatically by virtue of this Agreement to the extent that all references to the Expiration Date therein shall be the effective date of the Merger.

3. Effect of Agreement. This Agreement shall become effective upon the Effective Date, subject to and contingent upon the right of the Company to terminate this Agreement and the Warrant Adjustments if the Company elects to terminate the Merger Agreement. Subject to the foregoing sentence, on and after the Effective Date, each reference to the Warrant Agreement shall mean such Warrant Agreement as amended by this Agreement.

4. Full Force and Effect of Warrant Agreement. Except as explicitly amended above, the Warrant Agreement together with its exhibits and attachments thereto shall remain in full force and effect.

5. Headings. Headings in this Agreement are for convenience of reference only and are not part of the substance hereof.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to conflicts of law rules.

7. Counterparts. This Agreement may be executed in any number of identical counterparts, any set of which signed by all of the parties hereto shall be deemed to constitute a complete, executed original for all purposes.

[Signatures on Next Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:	FLAG FINANCIAL CORPORATION a Georgia corporation

By:
Name: J. Daniel Speight Title: Chief Financial Officer

HOLDER:
Print Name:

[Signature Page to Warrant Modification Agreement]

Form of Revocable Proxy

FLAG FINANCIAL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2006

ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Joseph W. Evans and J. Daniel Speight, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Flag Financial Corporation (the “Company”), which the undersigned is entitled to vote at the 2006 Annual Meeting of Shareholders of the Company, to be held at 3475 Piedmont Road, N.E., Suite 550, Atlanta, Georgia on June 7, 2006, at 1:00 p.m., local time, and at any adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

1. Election of Directors: Authority for the election of (a) William H. Anderson, II, H. Speer Burdette, III, J. Thomas Wiley, Jr. and H. N. Padget as Class III directors, each to serve until the 2009 Annual Meeting of Shareholders or until their successors are elected and qualified; (b) David R. Hink as a Class II director to serve until the 2008 Annual Meeting of Shareholders or until his successor is elected and qualified; and (c) Richard T. Smith as a Class I director to serve until the 2007 Annual Meeting of Shareholders or until his successor is elected and qualified.

☐	FOR ALL NOMINEES listed above	☐	WITHHOLD AUTHORITY to vote for
	(except as marked to the contrary below).		Nominees listed above.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR” above, and write name(s) of such nominee(s) in this space:

2. Amendment of Articles of Incorporation: Authority to approve an amendment to the Company’s articles of incorporation providing for the authorization of an additional 20 million shares of common stock.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Ratification of Appointment of Independent Accountants: Authority to ratify the appointment of Porter Keadle Moore, LLP as independent accountants of the Company for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Approval and Ratification of Warrant Modifications. Authority to approve and ratify the modifications to certain warrants set forth in Warrant Modification Agreements dated November 14, 2005 as described in the proxy statement for the Annual Meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4. If any other business as to which the Company does not have reasonable prior notice is presented to a vote of the shareholders at the Annual Meeting, the undersigned hereby grants the proxies discretionary authority to vote this proxy in accordance with their best judgment. At the present time, the Board of Directors knows of no other business to be presented to a vote of the shareholders at the Annual Meeting.

If the undersigned elects to withdraw this proxy on or before the time of the Annual Meeting or any adjournments of the Annual Meeting and notifies the Secretary of the Company at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy, then the power of the proxies shall be terminated and of no further force and effect. If the undersigned withdraws this proxy in the manner described above and prior to the Annual Meeting does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date for the Annual Meeting.

Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders must sign. When signing as an attorney, executor, administrator, trustee or guardian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.

, 2006
Date

Signature

Signature, if shares held jointly

Do you plan to attend the Annual Meeting? ☐ YES ☐ NO